Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in this Annual Report on Form 11-K for the year ended December 31, 2003, of our report dated June 28, 2004, relating to the financial statements of Horizon Offshore 401(k) Plan, appearing in the Registration Statements on Form S-8 (File Nos. 333-74867, effective April 1, 1998, and 333-110167, effective October 31, 2003) of Horizon Offshore, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

/s/ Grant Thornton LLP

Houston, Texas
June 28, 2004